MACKEY PRICE & WILLIAMS
                    A Professional Corporation
               Attorneys and Counselors at Law

Randy K. Johnson                        Telephone (801) 575-5000
   Of Counsel            Suite 500            Fax (801) 575-5006
                    170 South Main Street
                    Salt Lake City, Utah  84101-1655
                              e-mail:rkjohnson@mpwlaw.com

                    November 12, 1998


Venturi Technologies, Inc.
1327 North State Street
Orem, Utah  84057

     Re:  Venturi Technologies, Inc.
          Registration of Common Stock on Form SB-2
          Legality of Securities

Gentlemen:

     This firm has acted as your counsel in connection with the filing of a Registration Statement on Form SB-2 with the Securities and Exchange Commission. The Registration Statement relates to an offering of up to 500,000 shares of the $0.001 par value Common Stock (the "Shares") of Venturi Technologies, Inc., a Nevada corporation (the "Company"), at an offering price of $3.00 per share, which will be issued and sold by the Company.

     We have examined copies of the Articles of Incorporation, as amended, that have been filed with the Secretary of State of the State of Nevada. We have also examined such statutes and documents and have made such others investigation as we have deemed necessary in connection with the opinion expressed herein.

     Based upon the foregoing, we are of the opinion that the Shares, when issued and sold, will be legally issued, fully paid, and non-assessable.

                              Very truly yours,


                              /s/ Mackey Price & Williams


                              MACKEY PRICE & WILLIAMS